Exhibit (h)(13)

FOURTH AMENDED AND RESTATED EXHIBIT A

TO THE PLATFORM SERVICES ADMINISTATION AGREEMENT

BETWEEN EXCHANGE TRADED CONCEPTS LLC and EXCHANGE LISTED FUNDS TRUST

As amended: March 8, 2024

A.	Unitary Fee Funds

Platform Services Fees

Consistent with the terms of Section 2(F) of this Agreement, Trust and Adviser agree that each Fund shall pay Platform Services fees at the following rates, which payment shall be made out of the Advisory Fee payable to Adviser and not separately charged to the Fund, for the payment of all operational expenses of the Trust and the Funds. Platform Services, in its capacity as Paying Agent, shall also remit to Adviser fees as described below:

Fund/Fund Family	Fee	Retained Adviser Minimum or Asset-Based Fees
Cabana Cabana Target Beta ETF (TDSB) Cabana Target Drawdown 10 ETF (TDSC) Cabana Target Leading Sector Moderate ETF (CLSM)	0.80%	$20,000 annually for the first fund, $15,000 annually for each additional Fund Asset based fees of: 2.5 bps on The First $1 Billion 2 bps on AUM above $1 Billion
Saba Closed-End Funds ETF (CEFS)	1.10%	$20,000 annually
QRAFT QRAFT AI-Enhanced U.S. Large Cap Momentum ETF (AMOM) QRAFT AI-Enhanced U.S Large Cap ETF (QRFT) LG QRAFT AI-Powered U.S. Large Cap Core ETF (LGAI)	0.75% 0.75% 0.75%	$25,000 annually for the first fund, $15,000 annually for each additional Fund Asset based fees of: 5 bps on the First $500 Million 4 bps on the next $500 Million in AUM 3 bps on AUM above $1 Billion
Akros Monthly Payout ETF (MPAY)	0.75%	$25,000 annually for the first fund, $20,000 annually for each additional Fund Asset based fees of: 5 bps on the First $2 Billion 4 bps on AUM above $2 Billion
Bancreek U.S. Large Cap ETF	0.80%	$15,000 annually Asset based fees of: 2 bps
Bancreek International Large Cap ETF	0.90%	$15,000 annually Asset based fees of: 3 bps
Stratified LargeCap Index ETF	0.45%	Net of operational expenses
Stratified LargeCap Hedged ETF	0.95%	Net of operational expenses

[Remainder of Page left blank]

This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first set forth above.

ETC PLATFORM SERVICES, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

EXCHANGE LISTED FUNDS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer